LAW OFFICE OF RENEE ESTELLE SANDERS, P.A.

255 S. Lake Avenue, Suite 300

Pasadena, CA. 91101

(213) 258-5098 (888) 831-3004

July 20, 2023

Dear Mr. Stewart,

We are writing to provide our opinion as special securities counsel in connection with your filing of an Offering Statement on Form 1-A (as amended or supplemented, the "Offering Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Offering Statement relates to the proposed offering of BLACK UNICORN FACTORY, a California corporation (the "Company"), of up to 20 million authorized shares of stock company’s common Stock each share represents a single tasks completed by the subscriber.

As part of our examination, we have reviewed the Offering Statement, the Company's Certificate of Incorporation and all Amendments thereto, the Company's Bylaws, the Exhibits attached to the Offering Statement, and other documents and matters of law necessary to provide an opinion. We have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted. We have relied, without independent investigation, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

Based on our review and assumptions, we are of the opinion that the Shares, when issued by the Company against the completion of a single tasks and in accordance with the Offering Statement and the provisions of the Subscription Agreements, and when duly registered on the books of the Company's transfer agent and registrar therefore in the name or on behalf of the subscribers, will be validly issued and non-assessable. We express no opinion as to the laws of any state or jurisdiction other than the laws of the State of California, as currently in effect and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to our law firm under the caption "Legal Matters" in the Offering Circular constituting a part of the Offering Statement. This opinion is for your benefit in connection with the Offering Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. In giving this consent, we do not admit that our law firm is in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

Renee Sanders, P.A.

Sincerely,

LAW OFFICE OF RENEE ESTELLE SANDERS, P.A.
/s/: Renee Sanders